Exhibit 99.1

TAMM Oil and Gas Expands Properties by Acquiring 14 Additional Sections of Leases in the Alberta Peace River Region

CALGARY, Alberta - June 3, 2008 - Tamm Oil and Gas Corp. (OTC Bulletin Board: TAMO) is pleased to announce that it has acquired 100 percent ownership of an additional 14 sections of Crown leases in the Peace River region of Northern Alberta. This acquisition of Petroleum and Natural Gas leases, which are contiguous to previously acquired lands, expands TAMM’s holdings in the region to a land base of approximately 22,400 acres.

As previously announced, TAMM has received a report from Chapman Petroleum Engineering Ltd. ("Chapman"), a petroleum engineering firm based in Calgary, Alberta that Tamm commissioned to issue it a Report for the determination of heavy oil in place for 21 sections of land in the Manning, Alberta area, for which Tamm has a 100% working interest ("the Report"). In the Report, Chapman determined that the Mississippian-aged Lower Debolt and Elkton member zones for these lands contain 1.4 billion barrels of Total Heavy Oil in Place. The calculations for the Report include only the highest quality portions of these two zones, and exclude the overlying upper Debolt zones that have a lesser heavy oil reservoir thickness.

“TAMM continues to maintain its primary focus on the Manning project, and this latest acquisition increases our land base in the area by 66%. With oil prices hitting new record highs on a consistent basis, and increased land prices and development in the area by other exploration and development companies, we believe this expansion will build upon TAMM’s potential for years to come” says Wiktor Musial, President of Tamm Oil and Gas Corp.

Please visit Tamm Oil and Gas Corp.’s website at www.tammoilandgas.com for more information on our holdings and operations.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and are based on current expectations, assumptions, and estimates. Words and phrases such as “believes”, “expect, anticipate”, are intended to identify forward looking statements. Forward-looking statements carry certain risks regarding an assumed set of economic conditions and courses of action, including: (a) whether we will have sufficient financial resources to continue to meet our operational goals and future plans; and (b) the Report and its findings were not necessarily prepared in conformity with SEC disclosure principals or guidelines. There is a significant risk that actual material results will vary from projected results. No information provided in this press release should be construed as a representation or indication in any manner whatsoever of the present or future value of the Company or its common stock. Readers of information contained in this press release should carefully review the Company’s filings with the Securities and Exchange Commission that contain important information regarding the Company’s financial results, its future plans, and their limitations, and the risks involved with the Company’s operations. The Company disclaims any responsibility to update forward looking statements made herein.

Contact:
Tamm Oil and Gas Corp.
(403) 975-9399
info@tammoilandgas.com